UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
_______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2009

REDWOOD TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13759	68-0329422
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices and Zip Code)

(415) 389-7373
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements of Certain Officers.

As previously reported on a Current Report on Form 8-K (filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2009), on November 14, 2009, the Board of Directors of Redwood Trust, Inc. (the “Company”) appointed Diane L. Merdian to serve as Chief Financial Officer of the Company commencing on a date to be determined during March 2010.

On December 9, 2009, the Compensation Committee of the Board of Directors of the Company approved the compensation terms for Ms. Merdian in her position as Chief Financial Officer.  Those terms provide for an annual base salary for 2010 of $400,000; a target annual cash incentive for 2010 of 75% of base salary, pro rated for Ms. Merdian’s period of employment during 2010, and subject to the attainment of company performance and personal performance metrics (with such metrics being consistent with those of other executive officers of the Company as described in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders, a copy of which was filed with the SEC on April 3, 2009); and an award of deferred stock units (made pursuant to the Company’s Incentive Plan and to be granted as of the commencement of Ms. Merdian’s employment) with an equivalent market value of $500,000 (measured as of the commencement of Ms. Merdian’s employment), which award will vest over a four-year period.   In addition, Ms. Merdian will receive a relocation and transition expense allowance of $200,000.  Ms. Merdian will be eligible to receive a 2010 year-end equity award of deferred stock units, with any such award to be at the discretion of the Compensation Committee of the Redwood Trust Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 10, 2009	REDWOOD TRUST, INC.

	By:	/s/ Andrew P. Stone
Name: Andrew P. Stone
Title: General Counsel and Secretary